6



LYNCH INTERACTIVE
CORPORATION

                                                                   Press Release
                                                           For Immediate Release


                          LYNCH INTERACTIVE CORPORATION
             REPORTS FOURTH QUARTER AND FULL YEAR OPERATING RESULTS

RYE, New York, April 4, 2005 - Lynch Interactive Corporation (AMEX:LIC) reported fourth quarter revenues rose 2.4% to $22.4 million from the $21.9 million in the fourth quarter of 2003. The increase is primarily due to higher interstate access revenues and increased USF support payments at operations that are undergoing significant capital upgrade programs.

Fourth quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization) before corporate expense slipped $0.2 million to $10.7 million, compared to $10.9 million in the fourth quarter of 2003 and traceable in part to certain one time vacation accruals at several of our telephone operations. While corporate expenses decreased by $0.2 million, we recorded incremental legal costs of $1.0 million associated with the Qui-tam litigation. Reflecting these "corporate" costs, operating profit for the fourth quarter of 2004 was $2.5 million or $1.1 million lower than the $3.6 million reported in the fourth quarter of 2003. (Of note, operating profit in 2004 also was penalized by $1.2 million of reserves for impairment of our PCS licenses and goodwill associated with our Kansas CATV operation.) See Attachment A for an explanation of why EBITDA is useful information to our investors and see Attachment B for a reconciliation of EBITDA to operating profit.

Earnings were $0.33 per share for the three months ended December 31, 2004, as compared to $1.22 per share for the three months ended December 31, 2003. In the fourth quarter of 2003, the Company recorded a net (after-tax) non-recurring gain of $2.6 million, or $0.92 per share from the sale of our shares of Sunshine PCS Corporation.

We invested $16.5 million in capital expenditures during the year ended December 31, 2004, down from $22.7 million in 2003. The Company is currently anticipating 2005 capital expenditures of approximately $10 million for annual maintenance, but that amount may increase as the result of ongoing review of capital requirements.


Update On Initiatives
---------------------

     - California-Oregon Telecommunications Company ("Cal-Ore") - In March 2004, we signed an agreement to acquire Cal-Ore, a 2,500 access line RLEC located in northern California. The acquisition price is around $21 million, subject to certain closing adjustments. The transaction awaits state regulatory approval.

     - Utah CATV - On March 18, 2005, Central Telecom Services acquired 2,411 CATV subscribers in central Utah for a total cost of $3.5 million which includes a valuable fiber link. This acquisition complements both our other CATV operations in Utah and our telecommunications and data transport operations in that state.

     - Simplifying our Structure - Due to the requirements of Sarbanes-Oxley, we are attempting to simplify our balkanized structure. In one initiative, we are considering selling a portion of our security operation in Upstate New York, where minority ownership is too cumbersome. Another initiative is to acquire the remaining two-thirds interest in KMG Holdings, Inc., which will eliminate the minority interest associated with Western New Mexico Telephone Company. In addition, we are considering the distribution of certain non RLEC assets to our shareholders.

     - Going to the Pink Sheets - we have previously announced that we will be asking our shareholders to give our Board authority to implement a reverse stock split, whereby our shareholders would be reduced to under 300 and we could voluntarily deregister from reporting under the Securities and Exchange Act of 1934. If we go ahead with this, our stock will be delisted from the American Stock Exchange and begin trading on the "Pink Sheets". Such an action will save us the considerable costs associated with the Sarbanes-Oxley Act. At the same time, we are committed to providing shareholders financial information to encourage a trading market for our stock.

Telephone Operations
--------------------

As of December 31, 2004, Interactive's multimedia operations consisted of 50,803 access lines, 4,098 DSL customers, 3,630 cable subscribers (6,041 including the above noted Utah acquisition), 20,240 internet subscribers, 5,837 CLEC customers, 6,667 alarm customers, 16,134 long distance resale customers, and PCS licenses covering areas with an aggregate population of approximately 380,800. As of December 31, 2003, comparables were 52,517 access lines, 2,709 DSL customers, 2,731 cable subscribers, 20,853 internet subscribers, 5,686 CLEC customers, 6,712 alarm customers, and 15,006 long distance resale customers.

Other Investments
-----------------

     - Network affiliates - We have interest in two network affiliated television stations, a 50% interest in Station WOI-TV, an ABC affiliate, serving the Des Moines, Iowa, market (72nd largest in the U.S.) and owns a 20% interest in Station WHBF-TV, a CBS affiliate, serving the Quad-Cities markets (94th largest in the U.S.). Due to a significant amount of political advertising, these stations had strong results in 2004.

     - Hector - We own approximately 166,500 shares of Hector Communications, Inc., or 4.8% of their outstanding shares, (AMEX:HCT), a 30,000 access line provider of telecommunications and cable service primarily in Minnesota.

     - Spectrum ownership - The Company is developing two PCS licenses in Las Cruces, New Mexico and Logan, Utah. In the fourth quarter of 2004, the Company provided a reserve for impairment for these licenses predicated on the results of Auction 58 levels. We also own 12 licenses in the Lower 700 MHz spectrum band, which industry analysts believe have promising applications. On July 30, 2004, we were high bidder on two licenses, Buffalo, NY and Davenport, IA in the 24 GHz Auction for a total cost of $49,000. On February 28, 2005, we were high bidder for two PCS licenses in Auction 58 for Marquette, MI and Klamath Falls, OR which serve populations of 75,000 and 81,000 respectively for a total investment of $500,000.

     - Wireless Investments - Interactive also has four minority-owned investments in cellular telephone operations in New Mexico and North Dakota covering a net population of 35,000 and in ventures that own spectrum licenses in the 39 GHz, 700 MHz Guard Band and Paging.

     - The Company noted that on Iowa Telecommunications Services Inc. ("Iowa Telecom"), which provides telephone service to 265,000 access lines in the State of Iowa, we completed an initial public offering. Iowa Network Services ("INS") received $110 million as a result of this offering and retains a 21% ownership of Iowa Telecom. We own 3% of INS preferred stock and 1.8% of INS common stock and also a $400,000 face amount preferred in INS.

Rural Telephone Bank Holdings

President Bush's proposed Budget for Fiscal Year 2006 establishes the process and terms to implement the dissolution of the Rural Telephone Bank ("RTB").
Under RTB's By-Laws, on dissolution, the holders of its Class B and Class C stock would be paid the par value of their stock. As of December 31, 2004, the total par value of RTB Class B and Class C stock at the Company's subsidiaries was $11.3 million. The dissolution of the RTB and payments to the stock holders is subject to numerous approvals and actions, including Congressional approval of President Bush's proposed Budget for Fiscal Year 2006 and actions by RTB's Board of Directors. Therefore, the Company cannot predict whether, or when, such payments will actually be made to the Company's subsidiaries.

Stock Repurchase Program

During the three months ended December 31, 2004, Interactive acquired 5,900 shares at an average investment of $32.07 per share. In addition, 5,700 shares were purchased since December 31, 2004. Since the inception of the stock repurchase program, Interactive has acquired 72,700 shares at a total investment of $2.3 million or $32.26 per share.

Balance Sheet

At December 31, 2004, while the Company had cash and cash equivalents of $27.2 million as compared to $26.6 million at December 31, 2003, we point out that the majority of this cash is not readily available to the parent company. As a result, we are sensitive to liquidity issues as we are incurring significant cost for litigation as well as ongoing corporate expenses for accounting and other "public" company costs. While the parent company maintains a line of credit facility, which is currently at $5.0 million, over the near term, the Company is looking to augment this credit facility, and over the longer term we would look to restructure some or all of our debt. The total debt at December 31, 2004 was $173.8 million, down from $179.2 million at the end of last year.

Full Year

2005 operating profit is expected to be $15 million, about $1 million less than 2004. EBITDA generated by our operating subsidiaries for the year 2005 is expected to be about $45 million, but is dependent on the timing of the Cal-Ore acquisition and the sale of a portion of the security operation. Legal and accounting expenses are expected to remain at an elevated level for an extended period of time. Operating profit plus depreciation and amortization expense equals EBITDA. See Attachment A for an explanation of why EBITDA is useful information to our investments.


                                  * * * * * *

This release contains certain forward-looking  information within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation, spectrum applications, dissolution of RTB and payments to The Company, future financing, and performance and financial targets for 2004. It should be recognized that such information is based upon certain assumptions, projections and forecasts, including without limitation business conditions and financial markets, regulatory actions and initiatives, and the cautionary statements set forth in documents filed by Interactive with the Securities and Exchange Commission. As a result, there can be no assurance that any possible transactions will be accomplished or be successful or that financial targets will be met, and such information is subject to uncertainties, risks and inaccuracies, which could be material.

Interactive is a holding company with subsidiaries in multimedia and actively seeks acquisitions, principally in existing business areas.

Interactive is listed on the American Stock Exchange under the symbol LIC. Interactive's World Wide Web address is: http://www.lynchinteractivecorp.com.

                                    * * * * * *

Shareholder
Contact:     Robert E. Dolan
             Chief Financial Officer
             914/921-8821


Release: 05-7

                                  Attachment A

Use of EBITDA

EBITDA is presented because it is a widely accepted financial indicator of transaction values and the ability to incur and service debt. Interactive utilizes EBITDA as one of its metrics for valuing potential acquisitions. EBITDA is not a substitute for operating profit determined in accordance with generally accepted accounting principles ($2.5 million and $3.6 million for the three months ended December 31, 2004 and 2003 respectively).